Exhibit 10.6

SEPARATION AGREEMENT

2/19/2010

THIS SEPARATION AGREEMENT (this “Agreement”) is made and entered into by and between Michael Doty, a resident of Minnesota (“Executive”), and Tornier, Inc. (the “Company”).

BACKGROUND

A.            Executive has been employed by the Company as its Chief Financial Officer, pursuant to an Employment Agreement effective as of February 5, 2007 (the “Employment Agreement”).

B.            In connection with his employment with the Company, Executive was granted stock options to purchase shares of common stock of TMG B.V., the parent corporation of the Company, pursuant to the TMG B.V. Stock Option Plan (the “Plan”) and Option Agreements dated as of February 5, 2007, April 24, 2008, and May 1, 2009 (the “Option Agreements”).

C.            Executive’s employment with the Company will terminate at the initiative of the Company, without Cause, effective February 19, 2010 (the “Separation Date”).

D.            In connection with such termination, Executive will be eligible for certain severance pay and benefits pursuant to the Employment Agreement; the parties have agreed to additional terms and conditions relating to the termination of Executive’s employment, as set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual promises and provisions contained in this Agreement and the Release referred to below, the parties, intending to be legally bound, agree as follows:

AGREEMENTS

1.             Termination of Employment.  Executive acknowledges and confirms the termination of his employment with the Company, effective on the Separation Date.  The parties agree that such termination is a termination by the Company without Cause, as specified in the Employment Agreement.  Executive’s employment will end as of the Separation Date without further action by either party.  Executive hereby resigns from any and all officer or other positions he may hold with the Company or any of its affiliates and as a fiduciary of any benefit plans sponsored by the Company, effective as of the Separation Date.

2.             Expense Reimbursement.  The Company will reimburse Executive for his regular and necessary business expenses incurred through the Separation Date in accordance with the Company’s regular policies and practices.  Executive will submit all requests for reimbursement to the Company by March 15, 2010, and the Company will reimburse approved expenses within 30 days thereafter.

3.             Severance Payments.  Following the Separation Date, and pursuant to Section 6(e) of the Employment Agreement, the Company will provide Executive with the payments and other consideration set forth in such paragraph with respect to a termination by the Company without Cause, subject to all the terms and conditions of the Employment Agreement.  Executive acknowledges that he is eligible for a bonus for 2009, as approved by the Company’s Board of Directors, payable in the same manner and at the same time as any bonuses for 2009 are paid to other executives of the Company, and that he is not eligible for any bonus for 2010.

4.             Amendment of Option Agreements.  Subject to satisfaction of all of the conditions set forth in paragraph 5 of this Agreement, the Company will cause the Option Agreements to be amended to extend the period during which Executive may exercise his options to purchase shares of common stock under the Option Agreements to August 19, 2011.  Upon any such amendment, all other terms and conditions of the Option Agreements shall remain in full force and effect.   The Company agrees that if its securities are not publicly traded on a national securities exchange on or before February 19, 2011, the Company will discuss in good faith with Executive whether any further amendment to the Option Agreements should be made.

5.             Conditions.  The Option Agreements shall be amended as described in paragraph 4 of this Agreement if and only if:  (a) Executive signs a release of claims in the form attached to this Agreement as Exhibit A (the “Release”) on or within 21 days after the Separation Date, (b) Executive does not take any action to rescind the Release within the rescission period described in the Release, and (c) the Committee (as defined in the Plan) has approved the amendment extending the exercise period in accordance with the Plan.

6.             Stock Options.  Executive agrees and acknowledges that, effective as of the Separation Date, the Options listed below reflect the only equity-based interests Executive will have with the Company.  The Options shall continue to be exercisable at the times and in the manner provided by the Option Agreements and the Plan, subject to any amendment occurring in accordance with paragraph 4 of this Agreement.

	Exercise Price
Date of Grant	Per Share	Number of Shares	Amount Exercisable
2/5/2007	$4.63	350,000	262,500
4/24/2008	$5.66	150,000	65,625
5/1/2009	$5.66	50,000	12,500

7.             Continuing Obligations Under the Employment Agreement.  Executive specifically affirms and acknowledges his continuing obligations under the Employment Agreement, including without limitation Sections 7 and 8 of the Employment Agreement.  Such provisions of the Employment Agreement that by their terms continue after termination of Executive’s employment are not affected by this Agreement shall continue in full force and effect.

8.             Records, Documents, and Property.  Executive affirms that no later than the Separation Date he will deliver to the Company any and all Company records and any and all Company property in his possession or under his control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, digital media, source codes, data, tables, calculations, or copies thereof, all confidential information of the Company, including, but not limited to, all documents that in whole or in part contain any confidential information, and all equipment, personal computers, laptops, printers, telephones, and pagers, which in any of such cases are in his possession or under his control.

9.             Confidentiality.  The provisions of this Agreement and the Release (collectively “Confidential Separation Information”) will be forever treated by Executive as confidential.  Accordingly, Executive will not disclose Confidential Separation Information to anyone at any time, except to his immediate family, his attorneys, his accountants or tax advisors, or his financial planners.

10.          Full Compensation.  Executive understands and agrees that the consideration provided by the Company under this Agreement will fully compensate Executive for and extinguish any and all of the potential claims Executive is releasing in the Release, including without limitation, his claims for attorneys’ fees and costs and any and all claims for any type of legal or equitable relief.

11.          No Admission of Wrongdoing.  Executive understands that this Agreement does not constitute an admission that the Company has violated any local ordinance, state or federal statute, or principle of common law, or that the Company has engaged in any unlawful or improper conduct toward Executive.  Executive will not characterize this Agreement or the payment of any money or other consideration in accordance with this Agreement as an admission that the Company has engaged in any unlawful or improper conduct toward him or treated him unfairly.

12.          Authority.  Executive represents and warrants that he has the authority to enter into this Agreement and the Release, and that no causes of action, claims, or demands released pursuant to this Agreement and the Release have been assigned to any person or entity not a party to this Agreement and the Release.

13.          Legal Representation.  Executive acknowledges that he has been advised by the Company to consult with his own attorney before executing this Agreement and the Release, that he has had a full opportunity to consider this Agreement and the Release, that he has had a full opportunity to ask any questions that he may have concerning this Agreement, the Release, or the settlement of his potential claims against the Company and others, and that he has not relied upon any statements or representations made by the Company or its agents, written or oral, other than the statements and representations that are explicitly set forth in this Agreement and the Release.

14.          Assignment.  This Agreement shall not be assignable, in whole or in part, by Executive without the prior written consent of the Company.  The Company may assign its rights and obligations under this Agreement, and Executive hereby consents to any such assignment.

15.          Entire Agreement.  This Agreement, the Release, the Employment Agreement, the Option Agreements, the Plan and any qualified employee benefit plans sponsored by the Company in which Executive is a participant are intended to define the full extent of the legally enforceable undertakings of the parties, and no promises or representations, written or oral, that are not set forth explicitly in this Agreement, the Release, the Employment Agreement, the Option Agreements, the Plan, or any qualified employee benefit plans sponsored by the Company in which Executive is a participant are intended by either party to be legally binding.  All other agreements and understandings between the parties are hereby cancelled, terminated, and superseded.

16.          Amendments.  No amendment or modification of this Agreement or the Release shall be deemed effective unless made in writing and signed by the parties hereto.

17.          Headings.  The descriptive headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

18.          Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

19.          Governing Law.  This Agreement and the Release will be interpreted and construed in accordance with, and any dispute or controversy arising from any breach or asserted breach of this Agreement or the Release will be governed by, the laws of the State of Minnesota.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date stated below.

Dated: March 11, 2010	/s/ Michael Doty
Michael Doty

Dated: March 11, 2010	TORNIER, INC.

	BY:	/s/ Douglas W. Kohrs

		Its	President & CEO

RELEASE BY MICHAEL DOTY

Definitions.  I intend all words used in this Release to have their plain meanings in ordinary English.  Specific terms that I use in this Release have the following meanings:

A.                                   I, me, and my include both me and anyone who has or obtains any legal rights or claims through me.

B.                                     Tornier means Tornier, Inc., any company related to Tornier, Inc. in the present or past (including without limitation any of their predecessors, parents, subsidiaries, affiliates, joint venture partners and divisions), and any successors of Tornier, Inc.

C.                                     Company means Tornier; the present and past officers, directors, committees, and employees of Tornier; any company providing insurance to Tornier in the present or past; the present and past employee benefit plans sponsored or maintained by Tornier (other than multiemployer plans) and the present and past fiduciaries of such plans; the attorneys for Tornier; and anyone who acted on behalf of Tornier or on instructions from Tornier.

D.                                    Agreement means the Separation Agreement between Tornier and me dated February 19, 2010, including all of the documents attached to the Agreement.

E.                                      My Claims mean all of my rights that I now have to any relief of any kind from the Company, whether or not I now know about those rights, including without limitation:

1.                                       all claims arising out of or relating to my employment with Tornier or the termination of that employment;

2.                                       all claims arising out of or relating to the statements, actions, or omissions of the Company;

3.                                       all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under the laws of the United States or any other country or of any state, province, municipality, or other unit of government, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, the Lilly Ledbetter Fair Pay Act of 2009, the Genetic Information Nondiscrimination Act, the Minnesota Human Rights Act, the Fair Credit Reporting Act, and workers’ compensation non-interference or non-retaliation statutes (such as Minn. Stat. § 176.82);

4.                                       all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; my activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

5.                                       all claims for compensation of any kind, including without limitation, bonuses, commissions, stock-based compensation or stock options, vacation pay, relocation expenses, perquisites, and expense reimbursements;

6.                                       all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages; and

7.                                       all claims for attorneys’ fees, costs, and interest.

However, My Claims do not include any claims that the law does not allow to be waived, any claims that may arise after the date on which I sign this Release, or any claims for breach of the Agreement.

Agreement to Release My Claims.  I will receive consideration from Tornier as set forth in the Agreement if I sign and do not rescind this Release as provided below.  I understand and acknowledge that the consideration is in addition to anything of value that I would be entitled to receive from Tornier if I did not sign this Release or if I rescinded this Release.  In exchange for that consideration I give up and release all of My Claims.  I will not make any demands or claims against the Company for compensation or damages relating to My Claims.  The consideration that I am receiving is a fair compromise for the release of My Claims.

Additional Agreements and Understandings.  Even though Tornier will provide consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me.  In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.

Confidentiality.  I understand that the terms of this Release are confidential and that I may not disclose those terms to any person except under the circumstances described in the Agreement.

Advice to Consult with an Attorney.  I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Release and I have done so.  My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.

Period to Consider the Release.  I understand that I have 21 days from my last day of employment with Tornier, not counting the last day of employment, to consider whether I wish to sign this Release.  If I sign this Release before the end of the 21-day period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Release.  The Company need not accept this Release of I sign it on or before my last day of employment.

My Right to Rescind this Release.  I understand that I may rescind this Release at any time within 15 days after I sign it, not counting the day upon which I sign it.  This Release will not become effective or enforceable unless and until the 15-day rescission period has expired without my rescinding it.

Procedure for Accepting or Rescinding the Release.  To accept the terms of this Release, I must deliver the Release, after I have signed and dated it, to Tornier by hand or by mail within the 21-day period that I have to consider this Release.  To rescind my acceptance, I must deliver a written, signed statement that I rescind my acceptance to Tornier by hand or by mail within the 15-day rescission period.  All deliveries must be made to Tornier at the following address:

Douglas Kohrs

Tornier, Inc.

7701 France Avenue South

Suite 600

Edina, MN  55435

If I choose to deliver my acceptance or the rescission of my acceptance by mail, it must be postmarked within the period stated above and properly addressed to Tornier at the address stated above.

Interpretation of the Release.  This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company.  If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to all the rest of My Claims.

My Representations.  I am legally able and entitled to receive the consideration being provided to me in settlement of My Claims.  I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with Tornier.  No child support orders, garnishment orders, or other orders requiring that money owed to me by Tornier be paid to any other person are now in effect.

I represent and confirm that I have been fully paid for all wages, overtime, commissions, bonuses, and other compensation that I earned during my employment with Tornier or that were due to me in connection with the termination of that employment.

I also represent and confirm that during my employment with Tornier I received all leaves of absences that I requested and to which I was entitled under the Family and Medical Leave Act or any other law.

I have read this Release carefully.  I understand all of its terms.  In signing this Release, I have not relied on any statements or explanations made by the Company except as specifically set forth in the Agreement and the Release signed by Tornier.  I am voluntarily releasing My Claims against the Company.  I intend this Release and the Agreement to be legally binding.

Dated:	3/11/2010	/s/ Michael Doty
Michael Doty